Exhibit 99.1

RELEASE:	Immediate (February 1, 2008)

CONTACT:	Randall V. Becker, Chief Financial Officer The Commerce Group, Inc. (508) 949-4129

The Commerce Group, Inc.
Announces 2007 Fourth Quarter Results
and Comparison to 2006

WEBSTER, MA, February 1, 2008 -- The Commerce Group, Inc. (NYSE:CGI) today reported 2007 fourth quarter results.  Net earnings were $19.6 million, or $0.32 per diluted share, compared to net earnings of $59.4 million or $0.87 per diluted share for 2006.

Included in the 2007 fourth quarter results are net realized investment losses of $55.3 million, or $0.59 per diluted share, as compared to net gains of $9.0 million, or $0.09 per diluted share, in the prior year fourth quarter. As a result of the severe credit market that emerged in the fourth quarter, approximately $45.2 million of the losses were realized from sales and other than temporary impairment writedowns on several preferred stocks, primarily in the housing, mortgage and financial markets.  A complete breakdown of this information is included in the attached tables.

Earned premiums were $453.4 million for the fourth quarter of 2007, compared to $457.8 million for the fourth quarter of 2006.  Direct written premiums were $409.9 million for the fourth quarter of 2007, compared to $419.2 million for the fourth quarter of 2006. Massachusetts written premium per vehicle decreased approximately 8.9% in the fourth quarter compared to last year, while the number of insured vehicles increased 1.0%.  The decline in written premium per vehicle resulted from the state mandated personal automobile premium rate decrease which was effective April 1, 2007. A schedule of direct written premiums to earned premiums is included in the attached tables.

The fourth quarter GAAP consolidated combined ratio was 94.1%, compared to 95.2% for 2006.  The decrease in the combined ratio was principally the result of a decrease in the underwriting ratio.  The Company’s GAAP consolidated loss ratio for the fourth quarter of 2007 remained consistent at 63.1% as compared to 63.3% for the same period last year.  Decreases in private passenger automobile bodily injury losses were offset by increased private passenger automobile physical damage frequency and a decline in earned premium per earned exposure for private passenger automobiles. The decrease in earned premium per exposure for private passenger automobiles was 5.2% in Massachusetts, due to state mandated rate decreases, and 2.7% outside of Massachusetts, as a result of increased competition. The Company’s GAAP consolidated underwriting ratio decreased to 31.0%, as compared to 31.9% for last year’s fourth quarter. The decrease in the underwriting ratio was principally due to lower agents’ profit sharing expense during the current year fourth quarter, partially offset by increased commissions expense.

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CGI 4Q’07 Earnings Release (page 2 of 7)

Also impacting the combined ratio were higher expenses related to the American Commerce Insurance Company agent stock option program, primarily as a result of the increase in our stock price at December 31, 2007, as compared to September 30, 2007. This item resulted in expense of $10.9 million for the current year fourth quarter versus $1.6 million for the previous year’s fourth quarter.

Cumulative December 31, 2007 Results

Net earnings for the year 2007 were $190.9 million, or $2.97 per diluted share, compared to net earnings of $241.5 million or $3.55 per diluted share for 2006.

During 2007, the Company had net realized investment losses of $26.3 million, or $0.27 per diluted share, compared to gains of $16.6 million, or $0.16 per diluted share, in 2006.  A complete breakdown of this information is included in the attached tables.

Earned premiums were $1,817.0 million for the year of 2007, compared to $1,760.7 million for the year 2006.  Written premiums were $1,857.7 million for the year 2007, compared to $1,864.2 million for the year 2006. Massachusetts written premium per vehicle decreased approximately 5.7% in the year 2007 compared to last year, while the number of insured vehicles increased 1.7%.  A schedule of direct written premiums to earned premiums is included in the attached tables.

The 2007 GAAP consolidated combined ratio was 94.0%, compared to 89.2% for 2006.  The increase in the combined ratio was the result of increases in both the loss and underwriting ratios.  The Company’s GAAP consolidated loss ratio for the year 2007 increased to 64.5% from 60.7% for 2006.  The increase in the loss ratio resulted from several factors. (1) Decreased earned premium per earned exposure for private passenger automobiles. (2) Additional reserves of $10.3 million were provided during the second quarter of 2007 at State-Wide Insurance Company, our second quarter acquisition. (3) An increase in private passenger automobile physical damage frequency was partially offset by a decrease in private passenger bodily injury losses.  The Company’s GAAP consolidated underwriting ratio increased to 29.5%, as compared to 28.5% for the prior year’s ratio. This increase was principally due to reduced ceded reinsurance commissions resulting from the termination of our other-than-automobile quota share agreement effective July 1, 2006 and increased agent commissions as a percentage of written premium due to the April 1, 2007 Massachusetts state mandated rate decrease, partially offset by a decline in agents’ profit sharing expense.

In 2007, net investment income increased 11.3% over last year to $159.8 million as a result of increases in both average invested assets and investment yields.

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CGI 4Q’07 Earnings Release (page 3 of 7)

As previously announced, the Company has agreed to merge with MAPFRE, S.A. pursuant to an October 30, 2007 merger agreement. MAPFRE, present in 40 countries, is the leading insurer in Spain; in non-life insurance, it ranks as the largest group in Latin America and the tenth largest in Europe. The merger is subject to shareholder approval and other conditions (including the receipt of requisite insurance regulatory and other approvals). Commerce shareholders will vote on the merger proposal at a special meeting being held February 14, 2008. At present, we anticipate that the merger will close late in the first quarter or early in the second quarter of 2008.

A complete presentation of the December 31, 2007 and 2006 financial statement information is included in the financial statements attached to this press release.

Additional supplemental financial information will be available by February 4, 2008 at 9:00 a.m. on the Company’s website at www.commerceinsurance.com, at the “Investors” tab under the “Financial Reports” link.

All quarterly figures are unaudited and all results are reported in accordance with accounting principles generally accepted in the United States of America (GAAP).

About The Commerce Group, Inc.
The Commerce Group, Inc. is headquartered in Webster, Massachusetts.  Property and casualty insurance subsidiaries include The Commerce Insurance Company and Citation Insurance Company in Massachusetts, Commerce West Insurance Company in California, American Commerce Insurance Company in Ohio, and State-Wide Insurance Company in New York.  Through its subsidiaries’ combined insurance activities, the Company is ranked as the 20th largest personal automobile insurance group in the country by A.M. Best Company, based on 2006 direct written premium information.  The Company and its insurance subsidiaries are rated A+ (Superior) by A.M. Best.

Forward-Looking Statements
This press release may contain statements that are not historical fact and constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.

Statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.  These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “may,” “will,” “could,” “likely,” “should,” “management believes,” “we believe,” “we intend,” and similar words or phrases.

These statements may address, among other things, our strategy for growth, business development, regulatory approvals, market position, expenditures, financial results and reserves.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.  All forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this press release and in our Forms 10-K and 10-Q, and other documents filed with the SEC.  The following are among the key factors that could cause actual results to differ materially from forward-looking statements:

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CGI 4Q’07 Earnings Release (page 4 of 7)

•	the possibility of severe weather, terrorism and other adverse catastrophic experiences;
•	adverse trends in claim severity or frequency and the uncertainties in estimating property and casualty losses;
•	adverse state and federal regulations and legislation;
•	adverse judicial decisions;
•	adverse changes to the laws, regulations and rules governing the residual market system in Massachusetts;
•	fluctuations in interest rates and the performance of the financial markets in relation to the composition of our investment portfolio;
•	premium rate making decisions for private passenger automobile policies in Massachusetts;
•	potential rate filings;
•	heightened competition, especially in Massachusetts if large national competitors enter the state in response to the newly implemented managed competition regulations;
•	the implementation of managed competition and an Assigned Risk Plan in Massachusetts;
•	our concentration of business within Massachusetts and within the personal automobile line of business;
•	market disruption in Massachusetts, if competitors exit the market or become insolvent;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	the effectiveness of our reinsurance strategies;
•	telecommunication and information systems problems, including failures to implement information technology projects timely and within budget;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Fitch, Moody’s and S&P;
•	our ability to attract and retain independent agents;
•	our ability to retain our affinity relationships with AAA clubs;
•	our dependence on a key third party service vendor for our automobile business in Massachusetts;
•	our dependence on our executive officers;
•	failure to consummate the announced merger; and,
•	the economic, market or regulatory conditions and risks associated with entry into new markets and diversification.

You should not place undue reliance on any forward-looking statement.  The risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement made by us or on our behalf.  Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

(Tables Follow)

CGI 4Q '07 Earnings Release (page 5 of 7)

THE COMMERCE GROUP, INC. (NYSE - CGI)
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006
(Thousands of Dollars, Except Per Share Data)
Unaudited

	Dec. 31,	Dec. 31,
	2007	2006
Assets:
Investments and cash:
Fixed maturities, at market	$1,954,322	$1,993,106
Preferred stocks, at market	460,612	606,222
Common stocks, at market	41,855	109,752
Preferred stock mutual funds, at equity	162,228	141,654
Mortgage loans and collateral notes receivable	18,125	19,417
Cash and cash equivalents	145,900	141,367
Short-term investments	595	13,414
Other investments	56,706	45,910

Total investments and cash	2,840,343	3,070,842

Accrued investment income	21,544	23,094
Premiums receivable	454,221	481,187
Deferred policy acquisition costs	182,236	177,852
Property and equipment, net	72,795	68,383
Residual market receivable	141,972	157,227
Due from reinsurers	65,580	53,679
Deferred income taxes	98,087	31,420
Current income taxes	1,153	7,796
Other assets	36,756	39,971

Total assets	$3,914,687	$4,111,451

Liabilities:
Unpaid losses and LAE	$1,012,271	$971,949
Unearned premiums	918,335	935,385
Bonds payable	298,791	298,589
Deferred income	7,778	10,913
Accrued agents' profit sharing	198,683	232,440
Other liabilities and accrued expenses	147,842	151,945

Total liabilities	2,583,700	2,601,221

Minority interest	14,063	6,959

Stockholders' equity:
Preferred stock	-	-
Common stock	40,915	40,964
Paid-in capital	143,379	135,033
Net accumulated other comprehensive income (loss)	(64,161)	34,273
Retained earnings	1,654,005	1,539,056

Stockholders' equity before treasury stock	1,774,138	1,749,326

Treasury stock	(457,214)	(246,055)

Total stockholders' equity	1,316,924	1,503,271

Total liabilities, minority interest and stockholders' equity	$3,914,687	$4,111,451

Common shares outstanding	60,224,021	66,727,479

Stockholders' equity per share	$21.87	$22.53

CGI 4Q '07 Earnings Release (page 6 of 7)

THE COMMERCE GROUP, INC. (NYSE - CGI)
CONSOLIDATED STATEMENTS OF EARNINGS
Three and Twelve Months Ended December 31, 2007 and 2006
(Thousands of Dollars, Except Per Share Data)
Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Earned premiums	$453,383	$457,811	$1,816,967	$1,760,700
Net investment income	40,034	39,498	159,796	143,563
Premium finance and service fees	8,533	7,210	31,992	28,563
Net realized investment gains (losses)	(55,253)	8,978	(26,308)	16,643

TOTAL REVENUES	446,697	513,497	1,982,447	1,949,469

Expenses:
Losses and LAE	286,251	289,572	1,171,431	1,068,484
Policy acquisition costs	129,961	134,803	524,958	516,237
Interest expense & amortization of bond fees	4,583	4,582	18,328	18,328

TOTAL EXPENSES	420,795	428,957	1,714,717	1,603,049

Earnings before income taxes and minority interest	25,902	84,540	267,730	346,420

Income taxes	6,034	24,906	75,275	103,994

Earnings before minority interest	19,868	59,634	192,455	242,426

Minority interest in net earnings of subsidiary	(315)	(208)	(1,552)	(891)

NET EARNINGS	$19,553	$59,426	$190,903	$241,535

COMPREHENSIVE INCOME (LOSS)	$(7,966)	$74,850	$92,469	$282,618

EARNINGS PER COMMON SHARE:
Basic	$0.33	$0.88	$3.01	$3.57
Diluted	$0.32	$0.87	$2.97	$3.55

Cash dividends paid per common share	$0.30	$0.25	$1.20	$0.975

Weighted average shares outstanding:
Basic	60,142,744	67,495,997	63,393,821	67,630,367
Diluted	61,081,644	67,958,676	64,280,285	68,012,769

CGI 4Q '07 Earnings Release (page 7 of 7)

THE COMMERCE GROUP, INC. (NYSE - CGI)
ADDITIONAL EARNINGS INFORMATION
Three and Twelve Months Ended December 31, 2007 and 2006
(Thousands of Dollars, Except Per Share Data)
Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
ADDITIONAL EARNINGS INFORMATION:	2007	2006	2007	2006

Direct written premiums to earned premiums reconciliation:
Direct written premiums	$409,929	$419,197	$1,857,658	$1,864,153
Assumed premiums	12,201	20,638	90,822	99,015
Ceded premiums (1)	(42,332)	(43,174)	(168,149)	(137,890)

Net written premiums (1)	379,798	396,661	1,780,331	1,825,278
Decrease (increase) in unearned premiums (1)	73,585	61,150	36,636	(64,578)

Earned premiums (1)	$453,383	$457,811	$1,816,967	$1,760,700

GAAP consolidated operating ratios: (2)
Loss ratio	63.1%	63.3%	64.5%	60.7%
Underwriting ratio	31.0%	31.9%	29.5%	28.5%
Combined ratio	94.1%	95.2%	94.0%	89.2%

GAAP operating ratios for combined insurance subsidiaries only: (3)
Loss ratio	62.1%	62.5%	63.8%	59.8%
Underwriting ratio	29.8%	31.0%	28.9%	27.7%
Combined ratio	91.9%	93.5%	92.7%	87.5%

Breakdown of net realized investment gains (losses):
Fixed maturities	$(2,835)	$374	$15,576	$(943)
Preferred stocks	(11,712)	223	(6,239)	(1,109)
Common stocks	1,035	(8)	10,590	253
Preferred stock mutual funds:
Due to increase (decrease) in net asset value	(9,925)	6,456	(12,872)	13,192
Venture capital funds	2,010	3,172	3,343	9,415
Other	10	26	1,100	42
Sale of agency assets	-	-	1,585	-
Sale of minority interest in CWIC	-	-	1,510	-
Other than temporary impairment writedowns	(33,836)	(1,265)	(40,901)	(4,207)

Net realized investment gains (losses) before tax (benefit)	(55,253)	8,978	(26,308)	16,643
Income taxes (benefits) at 35%	(19,339)	3,142	(9,208)	5,825

Net realized investment gains (losses) after tax (benefit)	$(35,914)	$5,836	$(17,100)	$10,818

Per diluted share net realized gains (losses) after tax (benefit)	$(0.59)	$0.09	$(0.27)	$0.16

(1)
Net written premiums in 2006 were favorably impacted by the July 1, 2006 termination of our 75% other-than-automobile quota share agreement and the resulting return of ceded unearned premium of $77.7 million. The impact on earned premium for the year was estimated at $56.7 million.

(2)
GAAP consolidated operating ratios are calculated as in (3) below using the combined insurance subsidiaries' loss and underwriting results, adding to them the expenses of the holding companies (corporate expenses) in order to equal the loss and underwriting expense amounts on the income statement.  For purposes of the U/W ratio, underwriting expenses are adjusted for the increase (decrease) in deferred acquisition costs of $(12,251) and $(8,180) for the three months ended and $807 and $3,438 for the twelve months ended December 31, 2007 and 2006, respectively.

(3)	GAAP operating ratios for combined insurance subsidiaries are calculated as follows:
(a) The loss ratio represents losses and LAE divided by earned premiums; and,
(b) The underwriting ratio represents underwriting expenses (excluding changes in deferred acquisition costs), divided by net premiums written. No corporate expenses are included in the calculations.